Exhibit 10.1

THIS DEFERRED COMPENSATION AGREEMENT (“Agreement”) is made as of this 30th day of December, 2020 (the “Effective Date”), by and between BLONDER TONGUE LABORATORIES, INC., a Delaware corporation (the “Company”), and EDWARD R. GRAUCH (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive desire to defer payment of certain compensation otherwise payable by the Company to the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Payment of 25% of the cash compensation from the Company earned by the Executive as its employee beginning with the first regular pay period beginning in the year 2021 through the end of the last regular pay period beginning in the year 2021 shall be suspended and not paid to Executive or any other person except as set forth in this Agreement.

2. As of each date on which the compensation suspended pursuant to paragraph 1 above would otherwise have been paid to the Executive, the Company shall accrue on its books and records that number of shares of the Company’s common stock derived by dividing (a) the amount of such suspended compensation, by (b) the Fair Market Value of one share of the common stock as of such date (the “Accrued Shares”). For purposes of this Agreement, the “Fair Market Value” of the Company’s common stock shall mean (i) if the common stock is traded on the over-the-counter market, the mean average of the bid and the asked prices for the common stock at the close of trading on that date, or if that day is not a trading day on the trading day immediately preceding such day; (ii) if the common stock is listed on a national securities exchange, the official closing price on the consolidated tape on that date, or if that day in not a trading day on the trading day immediately preceding such day; and (iii) if the common stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Compensation Committee of the Board of Directors of the Company, in good faith, shall determine.

3. On the first business day following the close of each of the first, second, third and fourth calendar quarters of the year 2022, the Company shall deliver to the Executive, or to the personal representative of the Executive in the event of his earlier death (in either case, the “Distributee”), the number of Accrued Shares accumulated on its books and records pursuant to paragraph 2 above attributable to compensation suspended during the first, second, third and fourth calendar quarters of the year 2021, respectively, subject to compliance with the tax withholding obligations described in paragraph 4 below. The Accrued Shares (i) will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act’), (ii) will be “restricted securities,” as such term is defined in Rule 144 under the Securities Act, (iii) may be resold or otherwise transferred only pursuant to an effective registration statement under the Securities Act or applicable exemption from registration and (iv) when delivered, will be validly issued, fully paid and non-assessable.

4. The Company shall have the authority and the right to deduct or withhold, or require the Distributee to remit to the Company, an amount sufficient to satisfy Federal, state, local and foreign taxes required by law to be withheld with respect to the delivery of Accrued Shares pursuant to paragraph 3 above. The Distributee may elect to have the Company withhold from the total number of Accrued Shares that would otherwise have been delivered to the Distributee that number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign tax withholding obligations.

5. Notwithstanding any provision of this Agreement, in the event of a Change in Control prior to the delivery of shares pursuant to paragraph 3 above, all further suspensions of payment of the Executive’s compensation shall cease, and the Fair Market Value of the Accrued Shares as of the date of such Change in Control shall be immediately payable to the Executive, or to the personal representative of the Executive in the event of his earlier death, in cash, subject to all applicable federal, state, local and foreign tax withholding obligations. For purposes of this Agreement, “Change in Control” shall mean the consummation of any of the following, provided that such transaction or occurrence results in a change in ownership or effective control of the Company, or in the change in ownership of a substantial portion of the assets of the Company, in either case within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended: (a) any consolidation or merger of the Company with or into any other entity, or any corporate reorganization; (b) any transaction (or series of related transactions involving a person or entity or group of affiliated persons or entities) in which in excess of a majority of the voting power of the Company is transferred, including any consolidation or merger; or (c) any sale, lease or other disposition of all or substantially all of the assets of the Company.

6. Neither the Executive nor his estate shall have any power or right to transfer, assign, anticipate, mortgage, commute or otherwise encumber any of the benefits payable hereunder, nor shall such benefits be subject to seizure for the payment of any debts or judgments of either of them or to be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

7. Neither the Executive nor his estate shall have any right, title, or interest in or to any fund, investments, insurance policies or annuity contracts which the Company may make or acquire to aid it in meeting its obligations hereunder. The rights of such persons to the payment or provision of benefits pursuant to this Agreement are those of a general unsecured creditor or the Company. It is the intention of the Company that the deferred compensation to which any person may be entitled under this Agreement shall be unfunded for Federal income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended.

8. This Agreement shall be construed and enforced according to the laws of the State of Delaware and shall inure to the successors and assigns of the Company, whether by merger, consolidation or otherwise.

9. The parties agree that with respect to the subject matter herein contained, it is the entire agreement by the parties, superseding any prior oral or written communications, representations, undertakings or agreements and shall not be amended, modified or changed, except in a writing duly executed by the parties hereto.

10. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original of the same instrument, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

:	BLONDER TONGUE LABORATORIES, INC.

By:
Eric Skolnik, Senior Vice President and Chief Financial Officer

Witness:	EXECUTIVE

Edward R. Grauch